Exhibit 4.2

Duane Reade Inc.

and

The Guarantors Named on the Signature Pages Hereto

$80,000,000

9¼% Senior Subordinated Notes due 2008

Second Supplemental Indenture

Dated as of May 20,  2002

To Indenture dated as of February 13, 1998,

As Amended by the First Supplemental Indenture

Dated as of August 22, 1999

State Street Bank and Trust Company

as Trustee

SECOND SUPPLEMENTAL INDENTURE, dated as of May 20, 2002 (this “Supplemental Indenture”), among Duane Reade Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors executing a signature page hereto (the “Subsidiary Guarantors”), and State Street Bank and Trust Company, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee executed and delivered an Indenture, dated as of February 13, 1998 (the “Indenture”), providing for the issuance of $80,000,000 principal amount of 9¼% Senior Subordinated Notes due 2008 (all capitalized terms used herein and not defined are used herein as defined in the Indenture);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement certain terms and covenants contained in the Indenture with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company has offered to purchase for cash all of the outstanding Notes, upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement, dated May 3, 2002, and in the related Letter of Transmittal and Consent (such offer, the “Offer”); in connection therewith the Company has been soliciting written consents of the Holders to the substance of the amendments to the Indenture set forth herein (and to the execution of this Supplemental Indenture), and the Company has now obtained such written consents from the Holders of a majority in aggregate principal amount of the outstanding Notes; accordingly, this Supplemental Indenture and the amendments set forth herein are authorized pursuant to Section 9.02 of the Indenture referred to above;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken;

NOW THEREFORE, THIS INDENTURE WITNESSETH, that, for and in consideration of the above premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Section 1.              Amendments to the Indenture.

Upon written notification to the Trustee by the Company that it has purchased pursuant to the Offer all Notes validly tendered pursuant to the Offer and not withdrawn prior to the expiration date for the Offer, the Company, the Subsidiary Guarantors and the Trustee hereby agree as follows:

a.             Section 1.01 of the Indenture is amended to remove the definitions of the following terms:

“Acquired Indebtedness”

“Attributable Indebtedness”

“Capital Expenditure Indebtedness”

“Existing Indebtedness”

“Investments”

“Permitted Investments”

 “Permitted Refinancing Indebtedness”

“Refinancing Plan”

“Restricted Investments”

“Restricted Payment”

“Stated Maturity”

“Weighted Average Life to Maturity”

b.             The following definition in Section 1.01 of the Indenture is amended in its entirety to read as follows:

““Asset Sale” means (a) the sale, lease, conveyance, disposition or other transfer (a “disposition”) of any properties, assets or rights (including, without limitation, a sale and leaseback transaction) or (b) the issuance, sale or transfer by the Company of Equity Interests of a Subsidiary, and in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions for Net Proceeds in excess of $1.0 million; provided, however, that the following transactions will be deemed not to be Asset Sales: (i) sales of inventory in the ordinary course of business; (ii) a disposition of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company; (iii) a disposition of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company; and (iv) the sale and leaseback of any assets within 90 days of the acquisition of such assets.”

c.             Section 1.02 of the Indenture is amended in its entirety to read as follows:

“Section 1.02.  Other Definitions.

Term	Defined in Section
“Act”	1.07
“Asset Sale Offer”	3.10
“Change of Control Offer”	4.09
“Change of Control Payment”	4.09
“Change of Control Payment Date”	4.09
“Covenant Defeasance”	8.03
“distribution”	10.14
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Legal Defeasance”	8.02
“Offer Amount”	3.10
“Offer Period”	3.10
“Paying Agent”	2.03
“payment”	10.14
“Payment Blockage Notice”	10.03
“Payment Default”	6.01
“Payment in full”	10.01
“Purchase Date”	3.10
“Registrar”	2.03”

d.             Sections 4.04 through 4.08 of the Indenture are amended in their entirety to read as follows:

“Section 4.04.

[Intentionally omitted.]

Section 4.05.

[Intentionally omitted.]

Section 4.06.

[Intentionally omitted.]

Section 4.07.

[Intentionally omitted.]”

Section 4.08.

[Intentionally omitted.]”

e.             Sections 4.11 through 4.19 of the Indenture are amended in their entirety to read as follows:

“Section 4.11.

[Intentionally omitted.]

Section 4.12.

[Intentionally omitted.]

Section 4.13.

[Intentionally omitted.]

Section 4.14.

[Intentionally omitted.]

Section 4.15.

[Intentionally omitted.]

Section 4.16.

[Intentionally omitted.]

Section 4.17.

[Intentionally omitted.]

Section 4.18.

[Intentionally omitted.]

Section 4.19.

[Intentionally omitted.]”

f.              Sections 5.01 through 5.02 of the Indenture are amended in their entirety to read as follows:

“Section 5.01.

[Intentionally omitted.]

Section 5.02.

[Intentionally omitted.]”

g.             Sections 6.01(d) through 6.01(i) of the Indenture are amended in their entirety to read as follows:

“(d) [Intentionally omitted];

(e) [Intentionally omitted];

(f) [Intentionally omitted];

(g) [Intentionally omitted];

(h) [Intentionally omitted]; and

(i) [Intentionally omitted].”

h.             Section 6.02 of the Indenture is amended in its entirety to read as follows:

“Section 6.02.  Acceleration.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred pursuant to the New Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (a) any acceleration of any such Indebtedness under the New Credit Agreement and (b) five Business Days after receipt by the Company of written notice of such acceleration.  Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture.”

i.              Section 8.03 of the Indenture is amended in its entirety to read as follows:

“Section 8.03         Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each Subsidiary Guarantor shall be released from its obligations under the covenants contained in Sections 4.09 and 4.10 with respect to the outstanding Notes and Subsidiary Guarantees, on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes and the Subsidiary Guarantees shall thereafter be deemed to be not “outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes and Subsidiary Guarantees shall not be deemed outstanding for financial accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes and Subsidiary Guarantees, the Company and any Subsidiary Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(c) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Subsidiary Guarantees shall be unaffected thereby.”

j.              Section 11.03(b) of the Indenture is amended in its entirety to read as follows:

“(b) No Subsidiary Guarantor shall consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), or sell all or substantially all of its assets to, another Person, whether or not affiliated with such Subsidiary Guarantor, unless, other than with respect to a merger between a Subsidiary Guarantor and another Subsidiary Guarantor or a merger between a Subsidiary Guarantor and the Company, (i) subject to the provisions of Section 11.04 hereof, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture substantially in the form of Exhibit C hereto, under the Subsidiary Guarantee of such Subsidiary Guarantor and this Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness if the Company’s Fixed Charge Coverage Ratio for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such transaction occurred would have been at least 2.0 to 1, determined on a consolidated pro forma basis (including a pro forma application of the transaction), as if the transaction had occurred at the beginning of such four-quarter period.”

Section 2.              Ratification and Effect.

Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to “this Indenture”, “hereunder”, “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

Section 3.              Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AS SUPPLEMENTED AND AMENDED HEREBY, THE NOTES AND THE SUBSIDIARY GUARANTEES WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 4.              Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.              The Trustee.

The recitals in this Supplemental Indenture shall be taken as the statements of the Company and the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed in New York, New York as of the date first written above.

DUANE READE INC.

By:	/s/ John K. Henry
Name:	John K. Henry
Title:	Senior Vice President and Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY,
as Trustee

By:	/s/ Susan Merker
Name:	Susan Merker
Title:	Vice President

Each of the following entities as Subsidiary Guarantor:

DUANE READE				DUANE READE INTERNATIONAL, INC.

By:	DUANE READE INC.,
a general partner

By:		/s/ John K. Henry		By: :	/s/ John K. Henry
		Name:	John K. Henry	Name:	John K. Henry
		Title:	Senior Vice President	Title:	Senior Vice President

By:	DRI I INC.,
a general partner

By:		/s/ John K. Henry
		Name:	John K. Henry
		Title:	Senior Vice President

DRI I INC.

By:	/s/ John K. Henry
	Name:	John K. Henry
	Title:	Senior Vice President

DUANE READE REALTY, INC.

By: :	/s/ John K. Henry
	Name:	John K. Henry
	Title:	Senior Vice President